Exhibit 4.19
Exclusive Intellectual Property Option Agreement
This Exclusive Purchase Agreement for Intellectual Property Rights (“AGREEMENT”) is entered into as of 23rd day of June, 2008 in Beijing by and between:
Party A: Ku6 (Beijing) Information Technology Co., Ltd.
Legal Representative: Shanyou Li
Address: Room A401, Greatwall Computer Mansion, A-38, Xueyuan Road, Haidian District, Beijing
Party B: Ku6 (Beijing) Technology Co., Ltd.
Legal Representative: Shanyou Li
Address: Room A402, Greatwall Computer Mansion, A-38, Xueyuan Road, Haidian District, Beijing
WHEREAS:
(1)
Party A is a domestic limited liability company incorporated in Beijing under the laws of the People’s Republic of China, and owns the intellectual property rights (including but not limited to copy right, trademark right and domain name) related to its business set out in appendix one hereof as of the effective date of the AGREEMENT, among which, it is also specified intellectual property rights ( copy right, trademark right and domain name etc) that Party A intends to file application for registration or to be granted (collectively “TARGET IP”);

(2)	Party B is a foreign invested company incorporated in Beijing under the laws of the People’s Republic of China;
(3)	Party A and Party B entered into Exclusive Business Cooperation Agreement on April 11 2007, and then entered into another new Exclusive Business Cooperation Agreement as of _____ day of _____ 2008;
(4)
Party B and Shanyou Li , the legal representative of Party A, entered into Loan Agreement, Exclusive Purchase Agreement and Share Pledge Agreement respectively on April 11 2007, and then entered into Loan Agreement, the Supplementary Agreement of Exclusive Purchase Agreement and the Supplementary Agreement of Share Pledge Agreement on  _____  day of _2008;

Exclusive Purchase Agreement for Intellectual Property Rights

(5)
Party B and Hailong Han, the individual shareholder of Party A entered into Loan Agreement, Exclusive Purchase Agreement and Share Pledge Agreement respectively on April 11 2007, and then entered into the Supplementary Agreement of Exclusive Purchase Agreement and the Supplementary Agreement of Share Pledge Agreement on _____ day of  _____  2008;

(6)	Party B and Party A’s shareholder, Beijing Tuohua Management Consultancy Co., Ltd entered into Share Pledge Agreement and Exclusive Purchase Agreement on _____ day of _____ 2008;
(7)
Party A agrees to grant Party B the exclusive purchase right (“EPR”) of the TARGET IP as stipulated in item (1) hereof in accordance with the terms and conditions of this AGREEEMENT, Party B also agrees to accept the aforesaid exclusive license.

Upon consultation, both parties hereto reach the following agreements:
1.	Grant of Exclusive Purchase Right

1.1	Grant
In view that Party B has paid party A RMB10 as consideration, and Party B confirmed its acceptance of the consideration and holds a view that the consideration is enough, Party A hereby irrevocably grants to Party B an exclusive purchase right to purchase, in accordance with this AGREEMENT and the agreed price by Party A and Party B and on the condition that the relevant Chinese laws and regulations allow, part or whole of Party A’s TARGET IP rights which are set out in appendix one hereof as of the effective date of the AGREEMENT, and such Party A’s TARGET IP rights can be purchased at any time by Party B directly or by any third party designated by Party B. Such Exclusive Purchase Right will be granted to Party B upon the effective date of the AGREEMENT, and it cannot be revoked during the valid term of the AGREEMETN upon grant. Unless obtaining the previous consent of Party B, Party A shall not transfer part or whole of the asset listed in appendix one hereof to any third party.
1.2 Time for Exercising the Exclusive Purchase Right
Exclusive Purchase Agreement for Intellectual Property Rights

1.2.1	On the condition that the Chinese laws and regulations allow, Party B is entitled to exercise part or whole exclusive purchase right at any time after the execution of this AGREEMENT.o
1.2.2	There are no restrictions on the times of exercising the exclusive purchase right by Party B, unless Party B has purchased all TARGET IP rights under this AGREEMENT.
1.2.3	Party B can appoint a third party to exercise the exclusive right on its behalf but shall serve a written notice to Party A before exercising the exclusive purchase right.

1.3	Transfer
Party A agrees that the exclusive purchase right under this AGREEMENT can be transferred to a third party by Party B in part or in whole, and such third party shall be deemed as a contracting party to this AGREEMENT and shall exercise the exclusive purchase right in accordance with this AGREEMENT and shall bear Party B’s rights and obligations under this AGREEMENT.
1.4	Notice on Exercising the Exclusive Purchase Right
Where Party B is going to exercise the exclusive purchase right, it shall serve a written notice to Party A ten working days in advance of the Completion Date (as defined below) and such written notice shall specify the following terms:
1.4.1	The valid Completion Date of TARGET IP rights (“COMPLETION DATE”) after the exclusive purchase right is exercised;

1.4.2	Name on the registered TARGET IP rights after the exclusive purchase right is issued;

1.4.3	Name of the TARGET IP rights purchased from Party A;

1.4.4	Payment methods;

1.4.5	Power of Attorney (In case a third party exercises the exclusive purchase right on behalf)
Exclusive Purchase Agreement for Intellectual Property Rights

2.	Representations and Warranties

2.1	Party A’s representations and warranties are as following:
2.1.1
Party A is a limited liability company incorporated and duly existing under the laws of the People’s Republic of China. As of the execution date of this AGREEMENT, Party A owns all licenses and qualifications for its current business activities within the territory of Beijing city, and Party A carries out its business and operations within the approved scope of its business license.

2.1.2
The TARAGET IP rights set out in appendix one hereof are Party A’s all owned intellectual property rights related to its business as of the execution date of the AGREEMENT, and Party A does not own any other intellectual property rights related to its business, nor owns any licensed intellectual property right. Where Party A, after the execution date of this AGREEMENT, develops, purchases or otherwise obtains any intellectual property right (“NEW IP”), Party A shall notify Party B such within 5 working days as of the developing, purchasing or obtaining date. Appendix one hereof shall be revised and the NEW IP shall be put into appendix one hereto.

2.1.3
Party A represents and warranties that Party A enjoys entire and exclusive ownership and disposal right on the TARGET IP rights listed in appendix one hereto. The TARGET IP rights are cleared of any mortgage, pledge or liens etc. and do not exist any major defect in law or in the facts should be disclosed.

2.1.4
Party A executes this AGREEMENT within its business scope and power. Party A has taken necessary measures on duly authorization and obtained consent and approval from governmental departments and any third party, and Party A does not violate any law or contract which is binding or has effect on it.

2.1.5
Party A’s acts for performing the relevant obligations based on this AGREEMENT shall not, now or in future (i) violate the valid laws or regulations of the People’s Republic of China; (ii) violate its articles of association; (iii) result in Party A’s violation of any agreement to which Party A is a contracting party or which is binding on TARGET IP rights. This AGAREEMENT shall be legally binding and enforceable on Party A upon taking effect.

Exclusive Purchase Agreement for Intellectual Property Rights

2.1.6
There is not any unfavorable effects, delays, restrictions or barriers occurring or may occur on Party A’s performance under this AGEEMENT, or any pending or threatening litigations, claims, sues, arbitrations, administrative litigations or other legal proceedings.

2.1.7
Party A’s all records, documents and materials submitted to Party B in accordance with this AGREEMENT are true and complete, and truly reflect the current status of all TARGET IP rights as of the effective date of this AGREEMENT.

2.1.8	Party A warranties that the TARGET IP rights listed in appendix one will not bring any debts and/or contingent debts not covered in this AGREEMENT to Party B.
2.1.9	Neither Party A nor its senior management has been involved in any litigation, arbitration or other circumstances may be investigated by law in direct relation to TARGET IP rights.
2.1.10
As of the effective date of this AGREEMENT, there are not such circumstances that Party A is insolvent or incapable of repaying the matured unpaid debts, nor exist any implemented administrative order or court order against Party A. Party A has never submitted any liquidation application, nor appoints any asset receiver.

2.1.11	After this AGREEMENT takes effect in accordance with clause 3 hereof, Party B has the right to exclusively use the TARGET IP rights listed in appendix one.
2.1.12
As per the matters covered in this AGREEMENT, Party A has obtained the written agreement and approval of all third parties including without limitation of creditors and the relevant Chinese governmental departments.

2.1.13 Party A’s all representations and warranties made hereunder are true, complete and correct.
2.1.14
After effective date of this AGREEMENT, if Party B finds that Party A does not license its owned intellectual property right related to its business before or after the effective date of this AGREEMENT, then Party A shall try its every best effort to license such intellectual property right to Party B in accordance with this AGREEMENT.

Exclusive Purchase Agreement for Intellectual Property Rights

2.2	Party B’s representations and warranties are as following:
2.2.1	Party B is a limited liability company incorporated and duly existing under the laws of the People’s Republic of China.
2.2.2
Party B executes this AGREEMENT within its business scope and power. Party B has taken necessary measures on duly authorization and obtained consent and approval from governmental departments and any third party, and Party A does not violate any law or contract which is binding or has effect on it.

2.2.3	This AGAREEMENT shall be legally binding and enforceable on Party B upon taking effect.

3.	Effective Date and Term

3.1	This AGREEMENT takes into effect upon the execution date (“EFFECTIVE DATE”).
3.2
The term for this AGREEMENT is 10 years unless earlier terminated under this AGREEMENT. Upon the expiry date of this AGREEMENT, it will automatically extend to another 10 years unless Party B proposes a written termination to Party A.

4.	Confidentiality
4.1
Any confidential materials and information (“CONFIDENTIAL INFORMATION”) that Party B has access to or understands from acceptance of TARGET IP license shall be kept confidential by Party B; As of the termination date of this AGREEMENT, Party B shall return all documents and materials bearing CONFIDENTIAL INFORMATION to Party A as per Party A’s requirements, or destroy them or delete any CONFIDENTIAL INFORMATION from any memory device, and Party B shall not continue to use such CONFIDENTIAL INFORMATION. Unless Party B’s previous written notice to Party A, Party B shall not disclose, grant or transfer such CONFIDENTIAL INFORMATION to any third party.

Exclusive Purchase Agreement for Intellectual Property Rights

4.2	The CONFIDENTIAL INFORMATION shall not include those

4.2.1	was in the public domain at the time of disclosure;
4.2.2	becomes part of the public knowledge after the time of disclosure through no fault of either party;
4.2.3	can be proved to be obtained prior to the disclosure instead of being obtained from other parties directly or indirectly;
4.2.4
Either Party shall have the obligations to disclose to the relevant governmental department or stock exchange etc., in accordance with the laws, or either party may disclose the above CONFIDENTIAL INFORMATION to its direct legal counsel or financial counsel due to its normal business needs.

4.3	Both parties hereto agree that the Clause 4 of this AGREEMENT remains valid no matter of change, rescind and termination of this AGREEMETN.
5.	Termination, Breach and indemnification

5.1	Expiry
This AGREEMENT will expire upon expiry date or the date when Party A transfer all its owned TARGET IP rights hereunder to Party B (the former date shall apply) unless this AGREEMENT is extended.
5.2	Earlier Termination
Where either party hereto violates the obligations as stipulated hereunder (“DEFAULTING PARTY”), the other party hereto (“NON-DEFAULTING PARTY”) may issue a written notice to DEFAULTING PARTY to require corrections. The DEFAULTING PARTY shall stop its defaulting acts within 30 days of receiving the above written notice and compensate the NON-DEFAULTING PARTY’s losses incurred therefrom. Where DEFAULTING PARTY continues to violate its obligations 30 days after receiving the above written notice, the NON-DEFAULTING PARTY has the right to rescind this AGREEMENT, and to require DEFUALTING PARTY to compensate NON-DEFAULTING PARTY’S all losses suffered therefrom.
Exclusive Purchase Agreement for Intellectual Property Rights

Within the valid term of this AGREEMENT, Party B may at any time serve a written termination notice to Party A, and such termination notice takes into effect 30 days after the issuance date of such termination notice.
5.3	Breach and Indemnification
Any tolerance, grace, or delay exercising of the rights hereunder or in accordance with the laws granted by NON-DEFAULTING PARTY to DEFAULTING PARTY on DEFAULTING PARTY’s any breach shall not be deemed as a waiver of its rights hereunder.
Party A shall indemnify and hold harmless Party B from any claims, compensations, debts, costs and expenses including but not limited to reasonable attorney fees resulting from any litigation or legal proceeds of compensator and payee or that of payee and any third party among Party B, or Party B’s senior management, mangers, directors, shareholder, members, representatives, agents or employees, arising from Party A’s violating its obligations, representations, warranties or other agreements hereunder in terms of any dispute or litigation raised by any third party on the TARGET IP or assets.
5.4	Terms after Termination
Clause 4, 5 and 10 shall survive the termination of this AGREEMENT.
6.	Force Majeure
6.1
”FORCE MAJEURE EVENTS” shall refer to those beyond the reasonable control of either party or unavoidable even if affecting party has paid reasonable attention, which includes but not limited to government acts, force of nature, fire, explosion, storm, flooding, earthquake, tide, lighting or war. However, credit, funds or insufficient financing shall not be deemed as the event beyond reasonable control of either party. The party affected by the FORCE MAJEURE EVENTS shall notify the other party such exemption liability in a timely fashion manner.

Exclusive Purchase Agreement for Intellectual Property Rights

6.2
Where the performance hereof is delayed or blocked by the above FORCE MAJEURE MATTERS, the party affected thereby shall not bear any liability within the delayed or blocked scope, however the party affected shall take duly measures to reduce or eliminate the effects of FORCE MAJEURE and try to restore the performance of the obligations delayed or blocked by the FORCE MAJEURE. Once the FORMCE MAJUERE EVENTS are eliminated, both parties agree to try their own best efforts to restore the fulfillment of this AGREEMENT.

7.	Notice
Any notice or other communications shall be deemed to have been delivered if sent to either party or both parties’ following address by hand, registered mail, mail (postage prepaid), or permitted courier or fax in accordance with this AGREEMENT by either party
Party A: Ku6 (Beijing) Information and Technology Co., Ltd.
Address: Room A401, Greatwall Computer Mansion, A-38, Xueyuan Road, Haidian District, Beijing
Fax: 010- 62368882
Tel: 010-62361818
Recipient: Shanyou Li

Party B: Ku6 (Beijing) Technology Co., Ltd.
Address: Room A402, Greatwall Computer Mansion, A-38, Xueyuan Road, Haidian District, Beijing
Fax: 010- 62368882
Tel: 010-62361818
Recipient: Shanyou Li
8.	Resolution of Disputes
If there is any dispute in terms of construction or fulfillment on this AGREEMENT, both parties shall solve the dispute by amicable consultation, in case of failing to do so, either party may submit the dispute to China International Economic and Trade Commission for arbitration in accordance with its valid arbitration rules at that time. Arbitration venue is Beijing and arbitration language is Chinese. The arbitration award is final and binding on both parties.
Exclusive Purchase Agreement for Intellectual Property Rights

9.	Governing Law
The validity, construction and enforcement of this AGREEMENT shall be governed by the laws of the People’s Republic of China.
10.	Amendments and Supplements
The amendments and supplements to this AGEEMENT shall be made in writing by both parties. The amendments and supplements to this AGREEMETN duly signed by both parties are integral parts of this AGREEMETN and shall have the same legal validity with this AGREEMETN.
11.	Severability
Where any clause hereunder is invalid or unenforceable due to inconsistence with the relevant laws, then such clause is only invalid or unenforceable within the relevant governing laws and shall not affect the legal validity of other clauses hereundero.
12.	Appendices
Any appendix hereof is an integral part of this AGEEMENT and has the same legal validity with this AGREEMENT.
IN WITHNESS WHEREOF, this AGREEMENT has been signed as of the day and year first above by their duly authorized representatives of both parties.
(The below is intentionally left blank)
Exclusive Purchase Agreement for Intellectual Property Rights

(Execution page of Ku6 (Beijing) Information and Technology Co., Ltd. and Ku6 (Beijing) Technology Co., Ltd. in term of Exclusive Purchase Agreement for Intellectual Property Rights)
Party A: Ku6 (Beijing) Information Technology Co., Ltd.
Legal Representative (authorized representative):
Party B: Ku6 (Beijing) Technology Co., Ltd.
Legal Representative (authorized representative):
Execution page for Exclusive Purchase Agreement for Intellectual Property Rights

Appendix One
List of TARGET IP
Registered Trademark

	Registered
	No./Application
Number	No.	Category	Name of the Trademark
1	5903723	38	www.ku6.com
Trademark to be Registered

Trademark to
No	be registered	Remarks
1		Can be registered in category 9,16,35,38,39,41,and 42

2		Can be registered in category 9,16,35,38,39,41,and 42

3	ku6	Can be registered in category 9,16,35,38,39,41,and 42

4	6	Can be registered in category 9,16, 38,39,41,and 42

5		Can be registered in category 16 and 39

6		Can be registered in category 9,16, 38,39,41,and 42

7		Can be registered in category 9 and 38
Appendix one

List of TARGET IP
Copy Right

No.	Name
(1)	video upload programs of client side and free of installation

(2)	online video record programs of client side

(3)	video format unified conversion program of server side

(4)	MD5 video pest control program of sever side

(5)	video automatic allocation program of sever side

(6)	automatic synchronization/updating program between data bases of server side

(7)	interactive programs for video player and 888 business system

(8)	888 business management system

(9)	synthetic system of photo sticker / pictures

(10)	search system of in site and off site

(11)	caching performance technology for hot videos

(12)	overall IP accurate page adjustment technology

(13)	video download and cache system

(14)	P2P sharing playing technology for hot videos

(15)	vive supervision technology for video playing quality
Appendix one

No.	Name
(16)	RNS technology

(17)	synchronization technology for high speed and cross nets remote data

(18)	internet products framework

(19)	BDB Cache

(20)	PHPCMS2007SP6 (under registration procedure)
Appendix one

List of TARGET IP
Domain Name

No.	Domain Name	Registered Date	Matured Date
1.	ku6.org	June 21 2006	June 21 2009
2.	ku6.cc	June 21 2006	June 21 2009
3.	kuliu.net	June 21 2006	June 21 2009
4.	kuliu.cn	May 14 2006	May 14 2009
5.	ku6.net	March 16 2004	March 16 2010
6.	ku6.com	January 10 2004	January 10 2009
7.	ku6.org.cn	June 21 2006	June 21 2009
8.	kuliu.com.cn	June 21 2006	June 21 2009
9.	ku6.com.cn	May 14 2006	May 14 2009
10.	www.phpcms.cn	Under ownership transfer
11.	www.phpcms.net.cn	Under ownership transfer
Appendix one